Exhibit 99.1

RESPONSE TO THE OFFICE OF THE SPECIAL INSPECTOR GENERAL

TROUBLED ASSET RELIEF PROGRAM

March 6, 2009

FIRST FINANCIAL BANCORP

TABLE OF CONTENTS

I. First Financial Bank and The Capital Purchase Program	P. 3

A. Introduction
B. Strategic Usage of CPP Funds

II. Mortgage Lending and Consumer Borrowing	P. 6

A. Lending Activity and Support
B. Retail Mortgage Portfolio and Recent Trends
C. Collection Procedures and Loss Mitigation Program
D. Loss Mitigation Opportunities
E. Initiatives to Support Mortgage Lending and Homeowners

III. Commercial and Small Business Banking	P. 10

A. Lending Activity and Performance in 2008
B. New Initiatives and Support

IV. Community Finance and Municipalities	P. 12

A. Lending and Infrastructure Support

V. Community Organization and Engagement	P. 12

A. Economic Development Revolving Loan Funds
B. Partnership with the Community
C. Foreclosure Prevention and Loan Modification

VI. Executive Compensation and Loan Risk	P. 13

A. Assessment of Risk and Incentive Compensation Plan
B. CPP and Subsequent Guidelines and Developments

I.	First Financial Bank and the Capital Purchase Program

A.	Introduction

On October 14, 2008 , the US. Department of Treasury (“Treasury”) announced the Capital Purchase Program (“CPP”) to encourage U.S. financial institutions to build capital to increase the flow of financing to U.S. businesses and consumers and to support the U.S. economy. The CPP was designed to attract broad participation by healthy institutions and to do so in a way that attracts private capital to them as well. The stated purpose was to increase confidence in U.S. banks and increase the confidence of U.S. banks to deploy their capital. Increased confidence is expected to result in increased lending. The CPP was instituted by the Treasury pursuant to the Emergency Economic Stabilization Act of 2008 (“EESA”) to invest and take equity positions in financial institutions. Under the CPP, the Treasury is purchasing senior preferred shares from qualifying financial institutions that meet the CPP’s eligibility requirements. On October 22, 2008 at the request of its primary regulators, First Financial Bancorp (“First Financial” or the “Company”) filed an application with respect to the CPP and on October 30, 2008 we were notified by the Treasury that we had received preliminary approval for the sale and issuance of up to $80 million of Senior Preferred Shares to the Treasury.   First Financial is considered a “healthy” institution under the CPP and is well-capitalized and profitable.

On December 11, 2008, our shareholders approved an amendment to Article FOURTH of First Financial’s Articles of Incorporation, as amended, to authorize the issuance of up to 80,000 shares of a new class of preferred stock (the “Preferred Stock”).

On December 23, 2008, as part of the CPP, the Treasury invested $80 million in the Company through First Financial’s issuance and sale of (a) 80,000 shares of Preferred Stock, having a liquidation preference of $1,000 per share and (b) a warrant purchase up to 930,233 common shares of First Financial, at an initial exercise price of $12.90 per share, for an aggregate purchase price of $80 million (collectively, the “Investment”).  The $80 million Investment represented approximately 3.0% of First Financial’s risk-weighted assets as of September 30, 2008.

In connection with the Investment, First Financial will pay a non-tax-deductible annual cash dividend equal to 5% of the $80 million.  Dividends are to be paid quarterly.  The dividend increases to 9% after five years if the preferred stock is still outstanding.  On February 17, 2009, First Financial paid its first quarterly cash dividend of $577,778 to the Treasury.

We believe Treasury, in addition to being paid back the $80 million Investment, will receive a fair return on its investment in the form of interest (initially at 5% per annum) as well as added upside potential with the common stock.  This will ultimately benefit the actual CPP investor:  the U.S. Taxpayer.

EESA also created the Office of the Special Inspector General for Troubled Asset Relief Program (SIGTARP).  SIGTARP is responsible for coordinating and conducting audits and investigations of any program established by the Treasury under EESA.  The CPP was created pursuant to the Troubled Asset Relief Program (“TARP”) under EESA.

This report is being provided pursuant to a request from SIGTARP dated February 6, 2009 requesting information regarding the use of the CPP funds as well as other matters related to the Treasury’s Investment.

It is the intention of First Financial to continue to report on the use of CPP capital in its quarterly earnings releases as evidenced by its year-end earnings release dated January 28, 2009.  Portions of this release are discussed herein.  In addition, First Financial will also report the use of CPP capital in its quarterly and annual reports filed with the U.S. Securities and Exchange Commission (“SEC”).  First Financial’s reports are available at the SEC’s website www.sec.gov as well as the company’s website at www.bankatfirst.com under “Investor Relations.”

Unless as otherwise noted, the information included in this report is based upon financial data as of the close of the year-ended December 31, 2008.    In addition, the information provided is based on laws, regulations, and policies in effect as of the date of this report.  Any subsequent changes in such laws, regulations, or policies, or interpretations thereof, could have a material impact upon the commitments and requirements under the Investment.    Furthermore, the ability of First Financial to prudently invest and lend the Investment will depend on a number of factors, including, but not limited to, general economic conditions in the country and the communities in which we serve, interest rates, increased deposit premiums, and other government actions, as well as other factors set forth in our filings with the SEC as ”Risk Factors” or “Forward Looking Statements.”

B.	Strategic Usage of CPP Funds

First Financial is committed to the terms it agreed to in accepting the Treasury’s investment, including:

•	Expanding the flow of credit to U.S. consumers and businesses on competitive terms to promote the sustained growth and vitality of the U.S. economy; and

•	Working diligently, under existing programs, to modify the terms of residential mortgages as appropriate to strengthen the health of the U.S. housing market.

The above stated goals were those of First Financial before applying for and receiving the Investment, and continue to be our goals.

This report sets forth what we have done historically as well as our plans to continue to meet the above-stated goals.  First Financial was not involved in the Sub-Prime lending activities or investments that have negatively impacted other institutions.  Throughout the crisis, our bank has continued to lend in accordance with our business plan.

The Investment has provided us with additional capital to further strengthen our already strong regulatory capital ratios and enabled us to leverage the capital for future investments, including lending.

As disclosed in our earnings release dated January 28, 2009, First Financial has both a short and long-term plan for utilization of the CPP proceeds. In anticipation of the receipt of the $80.0 million in capital, the company began purchasing agency-guaranteed, mortgage-backed securities. The investment portfolio specifically designated as the CPP Investment Portfolio totaled approximately $121.9 million at December 31, 2008. The ratio of investments to capital, or leverage on the CPP capital, was 1.5 times the proceeds received. The company has established an internal maximum leverage on the CPP Investment Portfolio not to exceed 5 times.

The advantage gained by investing in agency-guaranteed, mortgage-backed securities is two fold:

•	It assists in expanding the availability of credit to borrowers by providing liquidity to the sellers of the securities so that they can continue originating and funding new mortgage loans.

•
As additional lending opportunities become available, the cash flows from the CPP Investment Portfolio will provide sufficient liquidity and capital support for redeployment into loans originated by First Financial.

Although loan growth remained relatively positive throughout 2008, First Financial is evaluating several ways to prudently increase lending volume consistent with the intent of the CPP program.  And, in light of the severe economic recession, the company is also working with its third-party servicer (“Servicer”) for residential mortgage loans to evaluate appropriate foreclosure modification solutions. Additional details on these programs will be disclosed as they are implemented.

II.	Mortgage Lending and Consumer Borrowing

A.	Lending Activity and Support

First Financial remains committed to new mortgage lending and home equity lending.

First Financial has an “originate and sell” model utilizing the Servicer with respect to first mortgage lending and has not altered this strategic direction originally taken in 2007.  While the Servicer has eliminated certain mortgage products available to borrowers, the current product offerings are consistent with current secondary market requirements.  First Financial anticipates that fluctuations in mortgage lending volume will be indicative of the local housing market or general economic conditions.

First Financial originates and retains home equity loans and expects to continue to increase this type of extension of credit to homeowners.

It is important to note that while the impact of the current economic environment is unprecedented and that much of the problems have been caused by the proliferation of risky credit products, First Financial remains committed to sound lending standards and extending credit to credit worthy and responsible borrowers, but is also committed to avoiding the pitfalls of other institutions and will not engage in inappropriate lending activities.

First Financial has continued to grow its franchise.  In the last year we have opened new banking centers in our Dayton-Middletown, Cincinnati, and Northwest Indiana markets and have established a commercial banking presence in its new Indianapolis market.  First Financial expects to continue its  growth and/or capital investments in the markets we serve.

B.	Retail Mortgage Portfolio and Recent Trends

During late 2005 and early 2006, management made a number of strategic decisions to realign its balance sheet and change its lending focus. These decisions included selling mortgage loans originated into the secondary market and no longer holding the vast majority of its residential real estate loan originations on the balance sheet. As a result, the First Financial mortgage portfolio has been declining since that time.  Approximately 85% of the remaining mortgage portfolio was originated in 2005 or earlier.  First Financial did not participate in the origination of riskier mortgage products that became prevalent in the mortgage industry over the last couple of years.

First Financial will seek to understand the root cause of the delinquency and addressing the homeowner’s individual hardship.  The following is a summary breakdown of the loans that were past due 90+ days at December 31, 2008:

Status	# of Accounts	$ Outstanding
Active Foreclosure	43	$3,080,251
Approved for Foreclosure	6	$350,514
Bankrupt	13	$846,027
Completed Sheriff Sale	8	$354,095
Exploring Loss Mitigation Alternatives	4	$732,176
Total	74	$5,363,063

First Financial realizes that in any mortgage portfolio there will always be some level of borrowers that suffer medical hardship, bankruptcy, and unemployment.  First Financial continually reviews and offers borrowers loss mitigation alternatives all the way up to the sheriff sale date.  As borrowers regain employment, we work with them to modify the mortgages to address the arrearage.

C.	Collection Procedures & Loss Mitigation Program

The calling efforts and individualized mailing of loss mitigation packages is handled by First Financial, while the system driven late notices, delinquency letters, mass mailing of loss mitigation packages are handled by its Servicer.  First Financial works closely with its Servicer’s Loss Mitigation Department in reviewing completed loss mitigation packages for viable alternatives and solutions.  We try to use local knowledge to help keep people current and in their homes, considering factors such as intent, hardship, and financial ability in determining the best workout solution.

First Financial Bank will consider reinstatement options (repayment plans, special forbearances, claim advances, and loan modifications) for borrowers whose inability to pay is the result of a temporary hardship.  The borrower must have a verifiable reason for default and support their ability to resume making timely mortgage payments. Liquidation options (pre-foreclosure sale and deeds-in lieu of foreclosure) will be considered for long term financial hardships that prevent the borrower from making payments for a sustained period of time.

First Financial collectors seek to discuss loss mitigation alternatives with borrowers before a loan becomes 90 days past due. First Financial leverages the experience of its collection supervisors while working in conjunction with its Servicer to appropriately review and document the loss mitigation transactions. These supervisors are experienced in determining the root cause of a borrower’s delinquency and recommending loss mitigation alternatives.

First Financial Bank believes that communication and intensive follow-up is required in order to actively offer loss mitigation alternatives.  During 2008, First Financial implemented a loss mitigation log to track all loss mitigation packages sent to the borrower as a result of collection calls.  A summary is provided below:

	# of
	Packages
Outcome	Sent	% of Total
Loss Mitigation Approved	13	21%
Account Paid Current	16	25%
Customer Didn't Complete	16	25%
Customer Declined Modification	1	2%
Insufficient Income	13	21%
Unemployed	2	3%
Filed Bankruptcy	2	3%
Total	63	100%

Of the packages sent, approximately 45% of the borrowers were either approved for loss mitigation or paid the loan current.  First Financial continues to focus on the customers that did not complete the package or were determined to have insufficient income to modify the mortgage.

D.	Loss Mitigation Opportunities

First Financial is currently reviewing the Fannie Mae Streamlined Modification Program (“SMP”) for possible implementation of a similar program for First Financial customers.  The SMP workout calculator is a tool that First Financial might be able to use to qualify borrowers directly and eliminate the most labor-intensive and time-consuming components of a traditional loan modification.

First Financial is also currently reviewing the Fannie Mae HomeSaver Advance program for possible implementation of a similar program for First Financial customers.  HomeSaver Advance is a new loss mitigation alternative available to approved Fannie Mae servicers for eligible borrowers designed to bring a delinquent loan current without a formal loan modification.  It provides qualifying borrowers with an unsecured personal loan to cure arrearages of principal, interest, taxes, and insurance, as well as other advances and fees.  HomeSaver Advance is documented by a borrower-signed promissory note, payable over 15 years at a fixed rate of 5% with no payment or interest accrual for the first six months.  HomeSaver Advance helps simplify and streamline the workout process for applicable loans, as it provides an option for earlier resolution of delinquent loans versus a traditional loan modification.

One of the biggest challenges of the loss mitigation process is obtaining the necessary financial information from the borrower in order to appropriately evaluate and document loss mitigation alternatives.  Currently, a loss mitigation package is mailed to the borrower that requests completion of a financial worksheet, hardship letter and proof of income for the past 45 days.  First Financial is considering streamlining the loss mitigation application process by pulling and reviewing the borrower’s credit report during the collection call and assisting the customer with completing the financial worksheet and then following up for the documentation of hardship and proof of income.  We believe a streamlined documentation approach should lead to a higher loss mitigation success rate.

In conclusion:

•	First Financial has been proactive in working with its Servicer to ensure the proper resources are dedicated to mortgage loan collections.

•	First Financial leverages the talent of its most senior collectors in order to appropriately identify loss mitigation solutions.

•	First Financial has an understandable and manageable portfolio of delinquent residential mortgage loans and believes it is adequately staffed to handle the workload.

•	First Financial continues to monitor industry “best practices” and consults with its Servicer regarding available industry trends and practices for loss mitigation alternatives.

•
First Financial is in the process of reviewing the Fannie Mae Streamline Modification Program and HomeSaver Advance program for possible implementation of similar programs for First Financial customers.

•	First Financial utilizes local and non-profits in the federal allocation of rescue funding.

E.	Initiatives to Support Mortgage Lending and Homeowners

First Financial continues to participate in various housing initiatives throughout our geographic footprint.  In early 2009 we made a decision to continue to offer the CHAMPS first residential loan program.  The CHAMPS program offers 100% financing without mortgage insurance.  As underwriting standards tightened, products of this nature became less available and we are committed to offer this program and have currently allocated $8 million for new originations in 2009.   In addition we recently signed an agreement to continue offering the Welcome Program for 2009, which is an Affordable Housing Program (AHP) offered by the Federal Home Loan Bank of Cincinnati designed to help create homeownership via limited grants based on household income and availability criteria.

Finally, on February 18, 2009, President Obama announced the Homeowner Affordability and Stability Plan, a comprehensive strategy designed to assist homeowners and communities throughout the country.  While First Financial continues to review the plan, we will work with the appropriate regulatory agencies to ensure our actions and future initiatives are consistent with providing homeowner assistance in a risk-appropriate manner.

III.	Commercial and Small Business Banking

A.	Lending Activity and Performance in 2008

First Financial remains committed to growing and expanding commercial and small business banking relationships.  During the fourth quarter of 2008, commercial and small business loans increased approximately 11% on an annualized basis from the third quarter of 2008.  Our full year 2008 commercial and small business loan balances increased approximately 15% from 2007.

Our commitment to serve the financial needs of our commercial and small business clients is further evidenced by our continued efforts to provide access to credit using prudent and responsible underwriting practices.  In 2008, we originated or renewed approximately 2,739 commercial and small business loans totaling approximately $1.25 billion dollars.  In January 2009 we increased access to the small business banking process by expanding the program to borrowers requesting up to $500,000.

B.	New Initiatives and Support

As part of our strategic plan, we expect to deploy additional resources to focus on gaining, retaining, and understanding the needs of the small business customer.  We have created a new small business relationship manager position and plan to place these individuals throughout the bank in 2009.  These individuals will focus on lending, deposit, and other banking product offerings specifically designed and geared for the small business customer.

Additionally, our commercial lenders remain engaged by trying to meet at least twice per year with their clients to create continued dialog and assess any needs they may have.  This also affords us the opportunity to reassess any associated risk as a result of the ongoing economic distress and proactively react in a manner that is beneficial to both our clients and shareholders.

IV.	Community Finance and Municipalities

A.	Lending and Infrastructure Support

There has been an increase in requests by municipalities for financing of interim cash flow, equipment purchases, and infrastructure improvements supported by future tax revenues.  Additionally, some communities have requested that we consider the refinance of their maturing bond issues due to difficulties experienced in re-bonding the debt.

First Financial believes providing financing for our communities is an integral part of supporting those communities and expanding relationships where we conduct business.  The ability of these communities to provide social services and infrastructure to support economic development will be a significant factor in rejuvenating their local economy.

First Financial understands the value and importance of partnering with our local communities and municipalities and we will continue to evaluate strategies to assist in strengthening these relationships.  Furthermore, First Financial will evaluate possible additional financing opportunities stemming from certain changes in tax exempt bond regulations established by the American Recovery and Reinvestment Tax Act of 2009.

V.	Community Organization and Engagement

A.	Economic Development Revolving Loan Funds

Small businesses are an integral part of the economy. Small businesses create jobs, expand the tax base, and help communities grow. For these reasons First Financial Bank will continue to partner with local governments who offer revolving loan funds to foster business growth.

First Financial Bank has the ability to assist these borrowers when the local government loan fund contributes by subsidizing the interest rate or partially  guaranteeing the loan.  As these loans are repaid, money is returned to the fund and made available for additional loans.

In addition, First Financial Bank is positioned to partner with state funded programs such as Ohio’s Third Frontier Project and Kentucky’s Northern Kentucky Ezone initiative.  These public-private partnerships promote innovation and company formation with high-paying jobs.

B.	Partnership with the Community

First Financial Bank is committed to lending in the markets we serve.  We will continue to partner with groups such as NeighborWorks to provide financial counseling, local governments by leverage public funds, as well as community support groups such as the chambers of commerce and multi-cultural groups that seek innovative loan products.

C.	Foreclosure Prevention and Loan Modification

To those areas trying to recover from the effects of foreclosure and declining property values, First Financial Bank will continue its partnership with public and non-profit organizations within the communities we serve by leveraging Capital Purchase Program funds with Neighborhood Stabilization Program funding, HOME funding, and CDBG funding.

VI.	Executive Compensation and Loan Risk

A.	Assessment of Risk and Incentive Compensation Plan

First Financial intends to fully comply with all executive compensation requirements associated with the Investment.  Each of Messrs. Claude E. Davis, C. Douglas Lefferson, J. Franklin Hall, Samuel J. Munafo and Gregory A. Gehlmann (the “Senior Executive Officers”), (i) executed a waiver (the “Waiver”) voluntarily waiving any claim against Treasury or the Company for any changes to such Senior Executive Officer’s compensation or benefits that are required to comply with the regulation issued by Treasury under the CPP and acknowledging that the regulation may require modification of the compensation, bonus, incentive and other benefit plans, arrangements and policies and agreements (including so-called “golden parachute” agreements) (collectively, “Benefit Plans”) as they relate to the period Treasury holds any equity or debt securities of the Company acquired through the Capital Purchase Program; and (ii) entered into a letter agreement (the “Letter Agreement”) with First Financial amending the Benefit Plans with respect to such Senior Executive Officer as may be necessary, during the period of the Investment to comply with Section 111(b) of EESA. On December 30, 2008, First Financial filed a Current Report on Form 8-K with the SEC announcing the Investment.  Included in the filing were various documents related to the Investment, including the form of Waiver and form of Letter Agreement executed by the Senior Executive Officers.  These documents set forth the executive compensation limitations in effect and agreed to at the time of the Investment.

In accordance with the terms of the CPP, the Chief Risk Officer is in the process of conducting a risk assessment of First Financial’s incentive compensation plans.  Such assessment will be provided to the Compensation Committee of the Board of Directors within 90 days of the CPP (by March 25, 2009).  This assessment is designed to assist the committee in reviewing, ensuring and certifying that any incentive compensation programs for SEOs do not encourage unnecessary excessive risks that threaten the value of First Financial.

B.	CPP and Subsequent Guidelines and Developments

Since the Investment, the Treasury has issued additional guidelines (“Treasury Guidelines”) relating to the investment and on February 17, 2009, President Obama signed the American Recovery and Reinvestment Act of 2009 (the “Stimulus Act”) which contains added executive compensation restrictions.  First Financial is evaluating these additional actions, including identifying those impacted and working to understand some of the inconsistencies among the CPP, Treasury Guidelines, and Stimulus Act.  We expect to comply with all applicable laws and regulations on this matter.